Exhibit 99.1

October 23, 2024

Caliber Announces Participation in the LD Micro Main Event XVII

Presentation on Wednesday, October 30th at 8:00 AM PT

Scottsdale, Arizona--(Newsfile Corp. - October 23, 2024) -Caliber (NASDAQ: CWD), a real estate investor, developer, and manager, announced today that it will be presenting at the 17th annual Main Event on Wednesday, October 30th at 8:00 AM PT at the Luxe Sunset Boulevard Hotel. CFO, Jade Leung, will be representing the company.

Chris Lahiji, Founder of LD Micro, shared, "We understand the significance of this event for our industry and the enthusiasm it generates among attendees. We're grateful to the leaders at our parent company, Freedom, for their strong alignment with our vision. Our conference is more than just meetings and presentations—it's about laying the groundwork for the future and establishing it as the essential event in small and micro-cap that no one can miss. I'm truly honored to welcome our valued friends and partners to the seventeenth edition of the Main Event."

Event: LD Micro Main Event XVII
Date: Wednesday, October 30th
Time: 8:00 AM PT

Register to watch the virtual presentation here.

Summary of LD Micro Main Event XVII

The 2024 LD Micro Main Event XVII will run from October 28th to the 30th at the Luxe Sunset Boulevard Hotel in Los Angeles.

Registration will begin at 3:00 PM PT on the 28th followed by keynotes and happy hour. Presentations will run from 8:00 AM PT - 5:00 PM PT on the 29th and 30th.
This three-day event will feature around 150 companies, presenting in half-hour increments, and attending private meetings with investors.

About LD Micro

LD Micro, a wholly owned subsidiary of Freedom US Markets, was founded in 2006 with the sole purpose of being an independent resource in the micro-cap space. Through the LD Micro Index and annual investor conferences, LD has served as an invaluable asset to all those interested in discovering the next generation of great companies. For more information on LD Micro, visit www.ldmicro.com.

To present or register, please contact registration@ldmicro.com.

For further information on Caliber:

Caliber
Lisa Fortuna 310-622-8251
ir@caliberco.com www.caliberco.com

SOURCE LD Micro